EXHIBIT 5.1

Morris F. DeFeo

703-610-8680

mdefeo@milesstockbridge.com

December 15, 2004

QuadraMed Corporation

12110 Sunset Hills Road, Suite 600

Reston, VA 20190

Re:	QuadraMed Corporation – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to QuadraMed Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company on December 13, 2004, of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration by the Company of an aggregate of 4,000,000 shares of Series A Cumulative Mandatory Convertible Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) and Common Stock, par value $0.01 per share (the “Common Stock”), issuable upon conversion of the Series A Preferred Stock. The Series A Preferred Stock and Common Stock subject to the Registration Statement are being registered for resale on behalf of certain selling holders named in the prospectus, which constitutes a part of the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R., ss. 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company, (ii) the Certificate of Designation for the Series A Preferred Stock, (iii) the Registration Rights Agreement, dated June 15, 2004, by and between the Company and the holders listed thereon, (iii) resolutions adopted by the Board of Directors, and (iv) such corporate records, certificates, documents and other instruments, and such certificates or comparable documents or public officials and of officers and other representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. As to certain matters of fact, we have relied upon, and assumed the accuracy, completeness and genuineness of certificates of appropriate state and local officials, upon oral and written representations of responsible officers, employees, and agents of the Company and upon such other data as we deemed appropriate under the circumstances.

In rendering the opinions expressed below, we have assumed with your permission and without independent investigation: (i) the genuineness of all signatures; (ii) that where any signature (other than a signature of the Company) purports to have been made in a corporate,

QuadraMed Corporation

December 15, 2004

governmental, fiduciary or other capacity, the person who affixed such signature to such document had the power and authority to do so; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies; (v) the conformity of all provisions, terms and conditions contained in documents submitted to us in draft form with the provisions, terms and conditions contained in the executed final versions of such documents; (vi) that the documents, instruments and agreements shown to us are complete and no modifications to any thereof exist; (vii) that each individual who executes any document, instrument or agreement is legally competent to do so; and (viii) that each party, other than the Company, that has executed or will execute a document, instrument or agreement to which the Company is a signatory has all requisite power and authority and has duly and validly taken all necessary action to execute and deliver such documents, instruments and agreements and to perform the transactions contemplated thereby, that all such documents, instruments and agreements have been duly and validly executed and delivered by such party and that all such documents, instruments and agreements are legal, binding and enforceable obligations of such party.

Based on that examination and subject to the assumptions and qualifications set forth herein, it is our opinion that the Series A Preferred Stock and Common Stock have been duly authorized and, in the case of Common Stock issuable upon the conversion of Series A Preferred Stock, when issued in the manner described in the Registration Statement and pursuant to the terms and conditions of the Series A Preferred Stock, such shares of Common Stock will be validly issued, fully paid, and nonassessable.

In giving our opinion, we have assumed that, prior to the issuance of any of the Common Stock upon the conversion of Series A Preferred Stock, the Company will have a sufficient number of shares of authorized but unissued Common Stock.

We express no opinion as to the laws of any state or jurisdiction other than, and our opinion herein is limited to, the General Corporation Law of the State of Delaware (including the statutory provisions thereof and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing as applied by the courts located in Delaware.) The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading of “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

QuadraMed Corporation

December 15, 2004

This opinion is rendered solely for your benefit in connection with the Registration Statement described above upon the understanding that we are not hereby assuming any professional responsibility to any other person. Except as provided in the preceding paragraph, this opinion may not be relied upon by any other person and this opinion may not be used, disclosed, quoted, filed with a governmental agency or otherwise referred to without our express prior written consent. The opinions expressed in this letter are limited to the matters expressly set forth herein, and no other opinions should be inferred beyond the matters expressly stated herein.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Morris F. DeFeo, Jr.
Morris F. DeFeo, Jr. Principal